Exhibit 99.1

                    For Immediate Release - January 27, 2004

                           COLUMBIA BANCORP ANNOUNCES
                             MANAGEMENT REALIGNMENT

      January 27, 2004, Columbia, Maryland -- Columbia Bancorp (Nasdaq - CBMD), parent company of The Columbia Bank, announced today the election of John M. Bond, Jr. as Chairman and CEO of the Company and its subsidiary, The Columbia Bank, effective as of its regularly scheduled Annual Meeting on May 25, 2004. Mr. Bond has served as President and CEO of both Companies since their founding sixteen years ago.

      In a companion move, John A. Scaldara, Jr. was named President and Chief Operating Officer of both Companies effective immediately. Mr. Scaldara was also elected a director of each Company. Mr. Scaldara, who has previously served as the Company's Chief Financial Officer, will continue in that role for an interim transition period.

      "The management realignment is in response to the strong growth of the Company, and its plan to continue that growth while responding to future opportunities," said current Chairman, Winfield M. Kelly, Jr. After the changes, Mr. Kelly will serve as Vice Chairman of the Boards for both Companies and will be designated as their Lead Independent Director.

      Columbia Bancorp, headquartered in Columbia, Maryland, is a bank holding company and parent company of The Columbia Bank, a commercial bank. The Columbia Bank currently operates twenty-four banking offices in the Baltimore/Washington Corridor and provides a full range of financial services to consumers and businesses. Columbia Bancorp's Common Stock is traded on the National Market tier of The Nasdaq Stock MarketSM under the symbol "CBMD".